Exhibit 99.1

GREENHUNTER ENERGY APPOINTS

JULIE SILCOCK TO BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE—GRAPEVINE, TEXAS, JANUARY 8, 2013—GreenHunter Energy, Inc. (NYSE MKT: GRH), a diversified renewable energy company predominately focused on water resource management in the unconventional oil and gas shale resource plays, announced today the appointment of Ms. Julie Silcock to its Board of Directors. Additionally, Ms. Silcock has been elected to serve on the Audit Committee as its financial expert. Ms. Silcock replaces Ronald D. Ormand who resigned from the Board of Directors effective January 8, 2013.

Ms. Silcock is Managing Director and Co-Head of Houlihan Lokey’s Investment Banking practice in the Southwest and Southeast regions of the U.S. She has more than 25 years of experience advising companies on M&A, equity and debt capital market transactions, private debt and equity placements, and high-yield offerings for growth-oriented companies across all industries. She joined Houlihan Lokey in March 2009 to expand its client coverage through her broad and deep relationships with CEOs and business leaders in these regions. Ms. Silcock is based in the Dallas office.

Before joining the firm, Ms. Silcock was Founder, Managing Director, and Head of Southwest Investment Banking for Citigroup Global Markets Inc. from 2000 to early 2009. From 1997 to 2000, she was a Managing Director with Donaldson, Lufkin & Jenrette’s Investment Banking Practice in Dallas, where she executed the full range of transactions for clients in the industrial, business and financial services, energy, consumer, technology, and media and telecom sectors. From 1989 to 1997, she was a Senior Managing Director at Bear Stearns & Co. in Dallas, where she focused on growth-oriented companies in the Southwest and Southeast. During the course of her career, she has led teams on initial and a series of subsequent capital market and M&A transactions for companies that have reached significant scale, including Affiliated Computer Services, Inc. (now part of Xerox Corp.), Aleris International, Inc. (taken private by TPG Capital), Brightstar Corp., Cinemark, Inc., Compaq Computer Corp. (now part of Hewlett-Packard Co.), Dean Foods Co., Outdoor Systems (now part of Clear Channel Communications Inc.), Ubiquitel, Inc. (Sprint affiliate sold to Sprint Nextel Corp.), and United Insurance Co. (now part of Aon PLC). Ms. Silcock began her career at Credit Suisse Group in New York in the Mergers and Acquisitions Group.

Ms. Silcock graduated cum laude with a B.A. from Princeton University and earned an MBA from the Stanford Graduate School of Business. She remains active with both Princeton and Stanford (Co-Chairman of Stanford’s 25th Reunion Fundraising Campaign in 2010), and is on the Board of the United States Ski and Snowboard Association, which supports Olympic athletes. She was formerly on the Board of Mesa Airlines, a publicly traded company. She is currently a member of Women Corporate Directors (WCD), an organization of women who serve on public company Boards.

Commenting on Ms. Silcock’s appointment, GreenHunter Energy Chairman, Mr. Gary C. Evans stated, “We are excited to have Julie Silcock join the GreenHunter Energy Board of Directors. Her financial acumen and contacts should prove very valuable in supporting the future growth of our Company. We are in a capital intensive business that is in a high growth mode and therefore access to various types of capital will continue to be necessary. Having personally known Julie for a number of years and working alongside her in the past as Judges for the Ernst & Young Entrepreneur of the Year program, I can attest to her financial analysis and investment banking capabilities. Also, the Board of Directors of GreenHunter Energy would like to thank Ron Ormand for his contributions while serving on our Board over the past several years as we have successfully transitioned the Company into the water space.”

About GreenHunter Water, LLC (a wholly owned subsidiary or GreenHunter Energy, Inc.)

GreenHunter Water, LLC provides Total Water Management Solutions™ in the oilfield. An understanding that there is no single solution to E&P fluids management shapes GreenHunter’s technology-agnostic approach to services. In addition to licensing of and joint ventures with manufacturers of mobile water treatment systems (Frac-Cycle™), GreenHunter Water is expanding capacity of salt water disposal, modular above-ground storage tanks (MAG Tank™), hauling and fresh water logistics services—including 21st Century tracking technologies (RAMCAT™) that allow Shale producers to optimize the efficiency of their water resource management and planning while complying with emerging regulations.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Energy and its business and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Energy undertakes no obligation to update these forward-looking statements in the future.

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For Further Information Contact:

GreenHunter Energy, Inc.

Jonathan D. Hoopes

President & COO

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

jhoopes@greenhunterenergy.com